Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of September 21, 2022, but to be effective only as of the Closing (as defined below), by and among Talos Energy Inc., a Delaware corporation (“Parent”), and each of the Persons listed on Schedule A attached hereto, together with any of such Persons’ Permitted Transferees (as defined below), each of which is referred to in this Agreement as a “Holder” (and further defined below).

RECITALS

WHEREAS, this Agreement is being made in connection with the entry into that certain Agreement and Plan of Merger, by and among EnVen Energy Corporation, a Delaware corporation (the “Company”), Parent, Talos Production Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent, Tide Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”), and the other parties set forth on the signatures pages thereto, dated as of September 21, 2022 (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub I will be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “First Merger”), (ii) by virtue of the First Merger, former stockholders of the Company will receive cash and newly issued shares of common stock, par value $0.01 per share, of Parent (“Common Stock”) and cease to be stockholders of the Company and (iii) Parent has agreed to provide certain registration rights with respect to the Registrable Securities (as defined below) received by the Holders party hereto in connection with the First Merger on the terms and conditions set forth in this Agreement, effective as of the Closing; and

WHEREAS, as contemplated by the Merger Agreement, the parties hereto desire to enter into this Agreement, effective as of Closing.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“ASR Filing” has the meaning set forth in Section 2.01(a)(i).

“Bain Entities” has the meaning set forth in Schedule A attached hereto.

“Beneficially Own” has the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in Houston, Texas, on which banks are open in Houston, Texas for general commercial business.

“Closing” has the meaning assigned thereto in the Merger Agreement.

“Common Stock” has the meaning set forth in the recitals.

“Damages” means any loss, damage or liability to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement of Parent, or included in any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state in any Registration Statement of Parent a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) an omission or alleged omission to state in any preliminary prospectus or final prospectus contained in any Registration Statement of Parent or any amendments or supplements thereto a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis, and Retrieval System.

“End of Suspension Notice” has the meaning given to such term in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration relating to the sale of securities to service providers of Parent or a subsidiary of Parent pursuant to a stock option, stock purchase, or other benefit plan of Parent; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (iv) a registration relating to a dividend reinvestment plan; or (v) a registration in which the only Common Stock being registered is Common Stock issuable (A) upon conversion or redemption of convertible, redeemable or similar such securities of Parent or (B) upon the exercise of rights in connection with a rights offering.

“Financial Counterparty” has the meaning set forth in Section 3.01(i).

“First Merger” has the meaning set forth in the recitals.

“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by Parent with the SEC.

“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority

“Holder” means (i) any holder of Registrable Securities that is a party to this Agreement as of the date hereof and (ii) any Permitted Transferee of any such securityholder, in each case that holds Registrable Securities.

“Immediate Family Member” means a child, spouse, or any other direct lineal descendant, including adoptive relationships, of a natural person referred to herein.

“Law” has the meaning set forth in Section 4.01.

“Lock-up Period” means the period beginning on the date hereof and ending on the later of the date that is (a) sixty (60) days after the effective date of this Agreement and (b) the date that the Shelf Registration Statement becomes effective.

“Lock-up Shares” means any shares of Common Stock, or securities convertible into or redeemable for any shares of Common Stock, held by a Major Holder from time to time during the Lock-up Period.

“Major Holder” means each of the Holders set forth on Schedule B attached hereto.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub I” has the meaning set forth in the recitals.

“Other RRA Holder” means any holder of Common Stock having registration rights providing for parity registration priority with the Holders of this Agreement.

“Parent” has the meaning set forth in the preamble.

“Permitted Transferees” has the meaning set forth in Section 6.01.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Piggyback Threshold” has the meaning set forth in Section 2.02.

“Piggyback Underwritten Registration” has the meaning set forth in Section 2.03(c).

“Registrable Securities” means (i) all shares of Common Stock received by the Holders in the First Merger or otherwise held by the Holders as of the effectiveness of the First Merger and (ii) any securities issued or issuable with respect to the shares of Common Stock referenced in clause (i) by way of way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (a) such share has been disposed of pursuant to an effective Registration Statement, (b) such share has been disposed of under SEC Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the transferee thereof does not receive “restricted securities” as defined in SEC Rule 144 or (c) such shares are freely tradeable by the Holder thereof without volume or other limitations or requirements and without the need for current public information under SEC Rule 144 and such Holder and its Affiliates collectively hold less than 2% of the outstanding shares of Common Stock.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable pursuant to then exercisable, redeemable and/or convertible securities that are Registrable Securities.

“Registration Statement(s)” means any registration statement(s) of Parent filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, all amendments and supplements to such Registration Statement, including post-effective amendments, and all exhibits to, and all material incorporated by reference in, such Registration Statement.

“Required Shelf Filing Deadline” means the date that is, (a) if, at the effective date of the First Merger, Parent is then a WKSI, thirty (30) days after the effective date of the First Merger or (b) if, at the effective date of the First Merger, Parent is not then a WKSI, five (5) days following the effective date of the First Merger.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC Rule 174” means Rule 174 promulgated by the SEC under the Securities Act.

“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.

“SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act.

“SEC Rule 430B” means Rule 430B promulgated by the SEC under the Securities Act.

“SEC Rule 462(e)” means Rule 462(e) promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for any fees and disbursements of counsel for any Holder borne and paid by Parent in accordance with Section 3.03.

“Selling Holder” has the meaning set forth in Section 2.03(c).

“Selling Holder Counsel” has the meaning set forth in Section 3.03.

“Selling Other RRA Holder” has the meaning set forth in Section 2.03(c).

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form S-1 or Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to SEC Rule 415 (or any other similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Supplement” has the meaning set forth in Section 2.01(b).

“Shelf Takedown” has the meaning set forth in Section 2.01(b).

“Shelf Takedown Block Trade” has the meaning set forth in Section 2.01(c).

“Shelf Takedown Demand Threshold” has the meaning set forth in Section 2.01(b).

“Shelf Takedown Notice” has the meaning set forth in Section 2.01(b).

“Suspension Event” has the meaning set forth in Section 2.04(a).

“Suspension Period” has the meaning set forth in Section 2.04(a).

“Underwritten Demand Registration” has the meaning set forth in Section 2.03(a).

“WKSI” means a well-known seasoned issuer (as defined in SEC Rule 405).

ARTICLE 2

REGISTRATION RIGHTS

Parent covenants and agrees as follows:

Section 2.01. Registration.

(a) Shelf Registration.

(i) Following the date of this Agreement, Parent shall prepare, and, on or prior to the applicable Required Shelf Filing Deadline, file with the SEC a Shelf Registration Statement (on Form S-3 if then eligible) under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by SEC Rule 415 (or any similar provision adopted by the SEC then in effect). If at the time of such filing, Parent is a WKSI, the Shelf Registration Statement shall be an automatic shelf registration statement on Form S-3 that becomes effective upon filing with the SEC in accordance with SEC Rule 462(e) (an “ASR Filing”). If the Shelf Registration Statement does not qualify as an ASR Filing, Parent shall use its commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof and, in any event, within thirty (30) days after the filing thereof in the case of a Shelf Registration Statement on Form S-3 that is not an ASR Filing or, if Form S-3 is not then available, within forty-five (45) days after the filing thereof in the case of a Shelf Registration Statement on Form S-1 (or, in the case of either a Form S-3 that is not an ASR Filing or Form S-1, within ninety (90) days after the filing thereof if the SEC notifies the Company that it will “review” the Shelf Registration Statement; provided that, Parent will promptly respond to any and all comments received from the SEC, with a view towards causing such Shelf Registration Statement or any amendment thereto to be declared effective by the SEC as soon as practicable and shall file an acceleration request promptly following the resolution or clearance of all SEC comments). Following the effective date of the Shelf Registration Statement that is not an ASR Filing, Parent shall notify the Holders of the effectiveness of such Shelf Registration Statement.

(ii) The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to Parent, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities and shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to SEC Rule 415 (or any successor or similar rule adopted by the SEC then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holders.

(iii) Parent shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as reasonably practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available (which such Registration Statement shall also be referred to herein as the Shelf Registration Statement), for the resale of all the Registrable Securities until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement (as to all Holders).

(iv) When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, such prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading).

(b) Shelf Takedowns. At any time that a Shelf Registration Statement is effective, if a Holder of Registrable Securities having an aggregate value of at least five percent (5%) of the then outstanding Registrable Securities (the “Shelf Takedown Demand Threshold”) covered by such Shelf Registration Statement delivers a written notice to Parent (a “Shelf Takedown Notice”) stating that such Holder intends to effect an offering of all or part (subject to the Shelf Takedown Demand Threshold) of its Registrable Securities included in such Shelf Registration Statement (a “Shelf Takedown”) and Parent is eligible to use such Shelf Registration Statement for such Shelf Takedown, then Parent shall take all actions reasonably required, including amending or supplementing such Shelf Registration Statement or prospectus (a “Shelf Supplement”), to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Except in connection with a Shelf Takedown Block Trade (as defined below), upon receipt of a Shelf Takedown Notice, Parent shall promptly (but in no event later than two (2) Business Days after receipt of a Shelf Takedown Notice) deliver notice of such Shelf Takedown Notice to each Holder holding at least five percent (5%) of the then outstanding Registrable Securities (and with such Registrable Securities registered on such Shelf Registration Statement) who shall then have five (5) Business Days from the date such Shelf Takedown Notice is given to Parent to notify Parent in writing of their desire to be included in such Shelf Takedown. Parent shall prepare and file with the SEC a Shelf Supplement as soon as reasonably practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its commercially reasonable efforts to cause such Shelf Supplement to be declared effective by the SEC as soon as practicable thereafter. At any time prior to the effective date of such Shelf Supplement or the “pricing” of any offering relating to a Shelf Takedown (including in connection with an Underwritten Demand Registration pursuant to Section 2.03), the Holder who initiated such Shelf Takedown may revoke or withdraw such Shelf Takedown Notice on behalf of all Holders participating in such Shelf Takedown without liability to such Holders, in each case by providing written notice to Parent. With respect to any Holder and its Affiliates, the first (1st) Shelf Takedown that has been so revoked or withdrawn by the initiating Holder shall not count as one of the permitted Underwritten Demand Registrations pursuant to Section 2.03; provided that, for avoidance of doubt, any subsequent such Shelf Takedowns that have been so revoked or withdrawn shall count as one of the permitted Underwritten Demand Registrations pursuant to Section 2.03.

(c) Shelf Takedown Block Trade. Notwithstanding anything to the contrary in Section 2.01(b), if an institutional Holder wishes, pursuant to a Shelf Takedown, to engage in an underwritten offering that does not involve a “roadshow” and which is commonly referred to as a “bought deal” or “block trade” (a “Shelf Takedown Block Trade”), then notwithstanding the foregoing time periods, the Holder shall notify Parent and each of the other institutional Holders of the Shelf Takedown Block Trade by 1:00 p.m. Eastern Time on the Business Day prior to the date such offering is proposed by such Holder to commence and such other Holders must elect whether or not to participate by 1:00 p.m. Eastern Time the day such offering is to commence, and Parent shall as promptly as reasonably practicable use its commercially reasonable efforts (including cooperating with such Holder with respect to the provision of necessary information) to facilitate such Shelf Takedown Block Trade (which may close as early as two (2) Business Days after the date it commences), provided that the Holder requesting such Shelf Takedown Block Trade shall use reasonable best efforts to work with Parent and the underwriters prior to making such request in order to facilitate preparation of the Registration Statement, prospectus and other offering documentation related to such Shelf Takedown Block Trade.

Section 2.02. Piggyback Registration. If Parent proposes to register (including, for this purpose, a registration effected by Parent for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), Parent shall, as soon as reasonably practicable (and in any event at least five (5) Business Days prior to the filing thereof), give each Holder holding at least five percent (5%) of the then outstanding Registrable Securities (the “Piggyback Threshold”) notice of such registration. Upon the written request of each Holder given within two (2) Business Days after such notice is given by Parent, Parent shall, subject to the provisions of Section 2.03, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration (subject to the Piggyback Threshold). Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 2.02 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration, and each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from any registration initiated by Parent under this Section 2.02 by giving written notice to Parent of such request to withdraw at any time prior to the effective date of such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by Parent in accordance with Section 3.03.

Section 2.03. Underwriting Requirements.

(a) If, pursuant to a Shelf Takedown Notice, a Major Holder intends to distribute the Registrable Securities covered by the Shelf Takedown Notice by means of an underwritten offering (including, for avoidance of doubt, a Shelf Takedown Block Trade) (each, an “Underwritten Demand Registration”), such Major Holder shall so advise Parent as a part of their request made pursuant to the Shelf Takedown Notice, and Parent shall include such information in the notice it provides to the other Holders pursuant to Section 2.01(b); provided that (i) (A) Adage Capital Partners, L.P. may effect no more than one (1) Underwritten Demand Registration in any 12-month period and (B) the Bain Entities may each effect no more than two (2) Underwritten Demand Registrations in any 12-month period and (ii) no Major Holder shall have the right to effect an Underwritten Demand Registration within ninety (90) days of the closing of an Underwritten Demand Registration. The underwriter will be selected by Parent and shall be reasonably acceptable to a majority in interest of the Holders and Other RRA Holders participating in such Underwritten Demand Registration; provided, however, that in the case of a Shelf Takedown Block Trade, Holders and Other RRA Holders of a majority in interest participating in such Underwritten Demand Registration can select the underwriter, provided the selected underwriter is reasonably acceptable to Parent. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall (together with Parent as provided in Section 3.01(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering.

(b) Notwithstanding any other provision of this Section 2.03, if the underwriter advises the Holders in writing that marketing factors require a limitation on the number of shares to be offered in an underwritten offering, then Parent shall so advise all Holders of Registrable Securities that otherwise would be included in such underwritten offering pursuant hereto, and the number of Registrable Securities that may be included in the underwritten offering shall be allocated among such Holders of Registrable Securities and any Other RRA Holders in proportion (as nearly as practicable) to the number of Registrable Securities (or, in the case of any Other RRA Holders, registrable shares of Common Stock) owned by each selling Holder and Other RRA Holder, as applicable, or in such other proportion as shall mutually be agreed to by all such selling Holders and Other RRA Holders.

(c) In connection with any underwritten offering of shares of Common Stock pursuant to Section 2.02 (each, a “Piggyback Underwritten Registration”), Parent shall not be required to include any of the Holders’ Registrable Securities in such underwritten offering unless the Holders accept the terms of the underwriting as agreed upon between Parent and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by Parent. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by Parent) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of such securities, including Registrable Securities and securities held by Other RRA Holders, which the underwriters and Parent in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the securities that are included in such offering shall be allocated among the selling Holders and any selling Other RRA Holders in proportion (as nearly as practicable) to the number of Registrable Securities (or, in the case of Other RRA Holders, registrable shares of Common Stock) owned by each selling Holder and selling Other RRA Holder, as applicable, or in such other proportions as shall mutually be agreed to by all such Holders and Other RRA Holders participating in the underwritten offering. For purposes of the provisions in Section 2.03(a) and in this Section 2.03(c) concerning apportionment, for any selling Holder or selling Other RRA Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder or Other RRA Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder” or “selling Other RRA Holder,” and any pro rata reduction with respect to such “selling Holder” and/or “selling Other RRA Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder” and/or “selling Other RRA Holder,” as defined in this sentence.

Section 2.04. Suspension Rights and Delay of Registration.

(a) Suspension Rights. Notwithstanding any other provision of this Agreement, if Parent’s board of directors determines that compliance with its obligations under this Article 2 would be materially detrimental to Parent and its stockholders because such registration would: (A) materially interfere with a significant acquisition, corporate reorganization, financing or other similar transaction involving Parent; (B) require premature disclosure of material non-public information that Parent has a bona fide business purpose for preserving as confidential; or (C) render Parent unable to comply with requirements under the Securities Act or Exchange Act (a “Suspension Event”); then Parent shall have the right to suspend, defer or delay compliance with its obligations under this Article 2, other than its obligations to file a Shelf Registration Statement on or prior to the Required Shelf Filing Deadline in accordance with Section 2.01(a), for a period of not more than ninety (90) days (the “Suspension Period”), provided that such right pursuant to this Section 2.04 may not be utilized more than twice in any 12-month period; provided, however, that Parent shall be required to give written notice to discontinue sales of Registrable Securities pursuant to such Registration Statement (provided that each Holder may settle any then-contracted sales of Registrable Securities, which such notice shall in no event contain any material non-public information regarding Parent) to each Holder whose Registrable Securities are included any such Registration Statement prepared pursuant to this Article 2. Such suspension will continue only for so long as the Suspension Event or its effect is continuing. Each Holder agrees not to effect any sales of its Registrable Securities pursuant to such Registration Statement throughout the Suspension Period following receipt of a suspension notice from Parent until such Holder has received a written notice from Parent to such effect that a Holder may recommence effecting sales of the Registrable Securities pursuant to such Registration Statement (or such filings) (an “End of Suspension Notice”) which such End of Suspension Notice will be given by Parent to the Holders promptly following the conclusion of any Suspension Event (and in any event during the permitted Suspension Period).

(b) Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of Article 2 or Article 3 herein.

ARTICLE 3

FACILITATING REGISTRATIONS AND OFFERINGS

Section 3.01. Obligations of Parent. In connection with its obligations under Article 2, Parent will use commercially reasonable efforts to facilitate and effect the transactions contemplated thereby, including, but not limited to, using commercially reasonable efforts to:

(a) include in such registration statement a “plan of distribution” approved by the Holders of a majority in interest of the Registrable Securities; no Holder shall be named as an “underwriter” in such registration statement without the Holder’s prior written consent (provided, however, that if any such Holder unreasonably withholds such written consent, Parent shall have no liability whatsoever for any actual or purported failure to fulfill its obligations under Article II of this Agreement and no such actual or purported failure to fulfill such obligations shall constitute a breach or violation by Parent of the terms of this Agreement);

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish, without charge, to the selling Holders such numbers of copies of a prospectus, including any preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities; provided, however, that the availability of such documentation on EDGAR shall satisfy such delivery requirement hereunder;

(d) register and qualify the Registrable Securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that Parent shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such underwritten offering;

(f) cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by Parent are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) in the case of an Underwritten Demand Registration, promptly make available for reasonable and customary inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all reasonably requested financial and other records, pertinent corporate documents, and properties of Parent, and cause Parent’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as is reasonably necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after Parent receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that Parent amend or supplement such registration statement or prospectus;

(k) advise each selling Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(l) in connection with an Underwritten Demand Registration, upon request, obtain a “comfort” letter from Parent’s independent registered public accountants for delivery to the managing underwriter(s), in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing underwriter(s), may reasonably request, and reasonably satisfactory to a majority in interest of the selling Holders;

(m) in connection with an Underwritten Demand Registration for a reasonably estimated aggregated value of $50.0 million, make available senior management of Parent to participate in customary “road show” presentations that may be reasonably requested by the managing underwriter(s);

(n) in connection with an Underwritten Demand Registration, , upon request, obtain an opinion or opinions from counsel for Parent (including outside counsel) for delivery to the managing underwriter(s), in customary form, scope and substance, which opinions shall satisfy the requirements under the applicable underwriting agreement;

(o) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the selling Holders, in connection with such registration, including, without limitation, making available senior management of Parent to participate in any due diligence sessions that may be reasonably requested by the managing underwriter(s) in an Underwritten Demand Registration or the Financial Counterparty(ies) in a Shelf Takedown Block Trade;

(p) Parent shall pay the SEC filing fee covering all of the Registrable Securities to be registered pursuant to the Shelf Registration Statement at the time of filing such Registration Statement pursuant to Section 2.01(a). To the extent Parent is a WKSI at the time any other Registration Statement covering any Registrable Securities is filed, and such Registration Statement is an ASR Filing, if Parent does not pay the filing fee covering the Registrable Securities at the time the ASR Filing is filed, Parent agrees to pay such fee at such time or times as the Registrable Securities are to be sold. To the extent required in order to maintain an effective ASR Filing covering the Registrable Securities, Parent shall file a new ASR Filing covering the Registrable Securities. Parent shall use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in SEC Rule 405)) during the period during which such ASR Filing is required to remain effective. If at any time when Parent is required to re-evaluate its WKSI status Parent determines that it is not a WKSI and the ASR Filing is no longer available to be used to sell Registrable Securities, Parent shall use its commercially reasonable efforts to file a new Shelf Registration Statement and keep such Shelf Registration Statement effective during the period during which such registration statement is required to be kept effective;

(q) if Parent files any ASR Filing for the benefit of the holders of any of its securities other than all of the Holders, Parent agrees that, if it is eligible to rely on SEC Rule 430B, it shall include such disclosures as may be required by SEC Rule 430B in order to ensure that the Holders may be added to such ASR Filing at a later time through the filing of a prospectus supplement rather than a post-effective amendment;

(r) take no direct or indirect action prohibited by Regulation M under the Exchange Act; and

(s) cooperate with each Holder covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with the preparation and filing of applications, notices, registrations and responses to requests for additional information with FINRA, the New York Stock Exchange, Nasdaq or any other national securities exchange on which the shares of Parent’s capital stock are or are to be listed, and to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter (as such term is defined under Rule 5121 of the FINRA Manual) acceptable to the managing underwriter.

Section 3.02. Furnish Information. It shall be a condition precedent to the obligations of Parent to take any action pursuant to Article 2 or Article 3 hereof with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

Section 3.03. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Article 2 or Article 3 hereof, including, but not limited to, all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Parent; and the reasonable and documented fees and disbursements of one (1) counsel for the selling Holders (“Selling Holder Counsel”), not to exceed one hundred thousand dollars ($100,000) in the aggregate per Underwritten Demand Registration or Piggyback Underwritten Registration, shall be borne and paid by Parent. All Selling Expenses relating to Registrable Securities registered pursuant to this Agreement shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

Section 3.04. In Kind Distributions. If any Major Holder seeks to effectuate an in-kind distribution of all or part of their Registrable Securities to their respective direct or indirect equityholders, Parent will, subject to any applicable lock-ups, reasonably cooperate with and assist such Major Holder, such equityholders and the Parent’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Major Holder (including the delivery of instruction letters by Parent or its counsel to Parent’s transfer agent, the delivery of customary legal opinions by counsel to Parent and the delivery of Parent capital stock without restrictive legends, to the extent no longer applicable).

ARTICLE 4

INDEMNIFICATION

Section 4.01. Indemnification by Parent. If any Registrable Securities are included in a Registration Statement under this Agreement, to the extent permitted by law, rule or regulation (collectively, “Law”), Parent will indemnify and hold harmless each selling Holder of such Registrable Securities, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and Parent will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.01 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Parent, which consent shall not be unreasonably withheld, nor shall Parent be liable for any Damages to the extent that they arise out of or are based upon an untrue statement or omission made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

Section 4.02. Indemnification by Holders. If any Registrable Securities are included in a Registration Statement under this Agreement, to the extent permitted by Law, each selling Holder of such Registrable Securities, individually, and not on a joint and several basis, will indemnify and hold harmless Parent, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls Parent within the meaning of the Securities Act, legal counsel and accountants for Parent, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages result from written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to Parent and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which such Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 4.02 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under this Section 4.02 and Section 4.04 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of gross negligence, fraud or willful misconduct by such Holder.

Section 4.03. Indemnification Procedures. Promptly after receipt by an indemnified party under this Article 4 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Article 4, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one (1) counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would, in the reasonable opinion of counsel, be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Article 4, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Article 4.

Section 4.04. Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Article 4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Article 4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this
 Article 4, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder) from all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 4.04, when combined with the amounts paid or payable by such Holder pursuant to Section 4.02, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(a) Conflict. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 4.05. Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of Parent and Holders under this Article 4 shall survive the completion of any offering of Registrable Securities in a registration under this Agreement, and otherwise shall survive the termination of this Agreement.

ARTICLE 5

OTHER AGREEMENTS

Section 5.01. Reports Under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Parent to the public without registration, Parent shall use commercially reasonable efforts to:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act;

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a copy of the most recent annual or quarterly report of Parent and such other reports and documents so filed by Parent and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3; provided, however, that the availability of such documentation on EDGAR shall satisfy such delivery requirement hereunder; and

(d) take any and all action reasonably requested by such Holder in order to permit or facilitate such sale or transfer pursuant to SEC Rule 144, including, without limitation, at the sole expense of Parent, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that such Holder shall deliver to Parent, in form and substance reasonably satisfactory to Parent, representation letters regarding such Holder’s compliance with SEC Rule 144 as may be applicable.

Section 5.02. Termination of Pre-existing Registration Rights. Each Holder expressly acknowledges and agrees that, as of the effective time of the First Merger, this Agreement shall replace any pre-existing rights of the Holder with respect to the registration of its securities by Parent, the Company or any of their respective subsidiaries, and that any pre-existing rights of such Holder with respect to the registration of its securities by Parent, the Company or any of their respective subsidiaries, other than as set forth in this Agreement, are hereby irrevocably waived and terminated as of the effective time of the First Merger.

Section 5.03. Limitations on Subsequent Registration Rights. As of the consummation of the First Merger, Parent shall not be a party to any agreement, arrangement or understanding with respect to the registration of its securities, other than this Agreement, the agreements filed as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2021 (filed with the SEC on February 25, 2022) and the agreement filed as exhibit 4.12 to the Registration Statement on Form S-3 filed with the SEC on January 14, 2021. From and after the consummation of the First Merger, Parent shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of Parent that would provide to such holder the right to include securities in any underwritten offering on other than a pari passu or subordinate basis as compared to the Holders hereunder. To the extent that Parent, on or after the date hereof and notwithstanding the prohibition in the preceding sentence, enters into any agreement with any holder or prospective holder of any securities of Parent that would provide to such holder the right to include securities in any underwritten offering on other than a pari passu or subordinate basis as compared to the Holders hereunder, the Holders hereunder shall be deemed to have been granted simultaneously, and Parent shall promptly prepare and execute such documents to reflect such grant, the right to include securities in any such underwritten offering on a pari passu basis with such holder or prospective holder.

Section 5.04. No Inconsistent Agreements; Most Favored Nation. Parent will not hereafter enter, into any agreement with respect to its Common Stock or securities convertible into or exercisable for Common Stock which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement.

Section 5.05. Lock-up Agreement.

(a) Each of the Major Holders agrees that he, she or it will not, during the Lock-up Period, (i) lend; offer; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, in each case whether effected directly or indirectly, any Lock-up Shares Beneficially Owned by such Major Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or clause (ii) above is to be settled by delivery of Lock-up Shares or other securities, in cash, or otherwise or (iii) publicly announce the intention to effect any of the transactions covered in clause (i) and clause (ii) above; provided that a Major Holder may enter into a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-up Shares so long as such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; provided further, that nothing herein shall prohibit any Major Holder from (A) pledging any Common Stock in connection with such Person’s entry into a credit facility or any other bona fide borrowing or similar lending arrangement, which shall include margin loans (provided, that for the avoidance of doubt, any pledgee who receives Common Stock following the exercise of remedies shall not be subject to the restrictions set forth in this Section 5.05(a)), (B) transferring any Lock-up Shares as a distribution or transfer to general partners, limited partners, members or stockholders of any Major Holder, or to any corporation, partnership, limited liability company, investment fund or other entity which controls or manages or is controlled or managed by any such Major Holder, or to any Affiliate under common control or management with any such Major Holder, (C) transferring any Common Stock in connection with the completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Parent’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property, (D) (x) transfers of Common Stock pursuant to a bona fide third-party tender offer for shares of the Parent’s capital stock made to all holders of Parent’s securities or pursuant to a merger, consolidation or other similar transaction approved by the Board of Directors of Parent the result of which is that any person (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than Parent, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting stock of Parent and (y) entry into any lockup, voting or similar agreement pursuant to which the Major Holder may agree to transfer, sell, tender or otherwise dispose of shares of Common Stock or such other securities in connection with a transaction described in the immediately foregoing clause (x) above (provided that, in the event that such change of control transaction is not completed, any Common Stock shall remain subject to the restrictions contained in this Section 5.05(a)), or (E) by operation of law or pursuant to a final order of a court or regulatory agency; provided further, that, in the case of the foregoing clauses (A) through (C), (1) each such transferee agrees to be bound in writing by the restrictions set forth in this Section 5.05, (2) any such transfer shall not involve a disposition for value and (3) no public filing or public disclosure shall be required or voluntarily made during the Lock-up Period in connection with any such transfer (other than required filings under Sections 13(d) or 13(g) or Section 16 of the Exchange Act).

(b) The Major Holders agree and consent to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of Lock-up Shares except in compliance with the foregoing restrictions.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto; provided, however, that any successor or assign of any Holder (a “Permitted Transferee”) or its Permitted Transferees shall only receive the benefit of this Agreement if such successor or assign: (i) either (A) receives in an in-kind distribution as contemplated by Section 3.04 of this Agreement at least $5.0 million in Registrable Securities, (B) is a transferee to which the transfer of the benefits, rights and obligations of this Agreement pursuant to this Section 6.01 have been consented to in writing by Parent or (C) is a transferee by will or the laws of descent or distribution or such transfer was completed to an Affiliate of the transferring Holder for estate planning purposes; and (ii) has agreed in writing to be bound by all provisions of this Agreement.

Section 6.02. Effectiveness; Term. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than this Article 6) shall not be effective until the consummation of the First Merger. In the event the Merger Agreement is terminated in accordance with its terms prior to the consummation of the First Merger, this Agreement shall automatically terminate and be of no further force or effect. This Agreement shall terminate upon the date as of which all of the Registrable Securities have been sold, transferred, disposed of or exchanged pursuant to a registration statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and SEC Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)). The provisions of Article 4 shall survive any termination.

Section 6.03. Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware; provided that if such court does not have jurisdiction, any such action shall be brought exclusively in the United States District Court for the District of Delaware or any other state court sitting in the State of Delaware, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.06 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.04. Counterparts. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective in accordance with Section 6.02 when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.

Section 6.05. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 6.06. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), if the sender within one (1) Business Day sends a confirming copy of such notice by FedEx or other nationally recognized overnight delivery service, addressed as follows:

If to Parent:

Talos Energy Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention: William S. Moss III

Facsimile No.: (713) 574-4919

Email: bill.moss@talosenergy.com

with a copy to (which will not constitute notice):

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Lande A. Spottswood; Jackson A. O’Maley

Facsimile No.: (713) 615-5171; (713) 615-5471

Email: lspottswood@velaw.com; jomaley@velaw.com

If to a Holder, to the address set forth below such Holder’s name on Schedule A attached hereto.

Section 6.07. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Parent and the Holders of a majority of the Registrable Securities then outstanding; provided that no such amendment, modification or waiver that would materially and adversely affect a Holder or group of Holders in a manner different than any other Holder or group of Holders shall be effective against such Holder or group of Holders without the consent of the Holders holding a majority of the Registrable Securities that are held by the group of Holders that is materially and adversely affected thereby, and any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Holder without the written consent of such Holder, unless such amendment, termination, or waiver applies to all Holders in the same fashion; provided that, without the consent of Bain Capital Credit, LP, Parent shall not waive the provisions of Section 5.05 with respect to any Major Holder. Parent shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.07 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

Section 6.08. Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 6.09. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates, including as may be acquired in connection with a transfer from a Holder party hereto, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

Section 6.10. Entire Agreement. This Agreement, the Merger Agreement and the other related agreements as to which Parent, on the one hand, and any Holder on the other hand, are parties, constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written and oral, that may have been entered into by or among any of the parties hereto relating to the transactions contemplated hereby.

Section 6.11. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

TALOS ENERGY INC.

By:	/s/ Timothy S. Duncan
Name: Timothy S. Duncan
Title: President and Chief Executive Officer

ADAGE CAPITAL PARTNERS, L.P. By: Adage Capital Partners, GP, LLC, its General Partner By: Adage Capital Advisors, LLC, its Managing Member
By:	/s/ Dan Lehan
Name: Dan Lehan
Title: Chief Operating Officer

SANKATY CREDIT OPPORTUNITIES IV, L.P. By: Sankaty Credit Opportunities Investors IV, LLC, its general partner By: Bain Capital Credit Member, LLC, its managing member

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (AIV I), L.P.

By: Bain Capital Distressed and Special Situations 2013 Investors (A), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

Signature Page to Registration Rights Agreement

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (AIV II MASTER), L.P.

By: Bain Capital Distressed and Special Situations 2013 Investors (A2), L.P., its general partner

By: Bain Capital Credit Member II, Ltd., its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2013 (B), L.P.

By: Bain Capital Distressed and Special Situations 2013 Investors (B), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (A), L.P.

By: Bain Capital Distressed and Special Situations 2016 Investors (A), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (B MASTER), L.P.

By: Bain Capital Distressed and Special Situations 2016 Investors (B), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL DISTRESSED & SPECIAL SITUATIONS 2016 (F), L.P.

By: Bain Capital Distressed and Special Situations 2016 Investors (F), L.P., its general partner

By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL HIGH INCOME PARTNERSHIP, L.P. By: Bain Capital High Income Investors, L.P. By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL CREDIT MANAGED ACCOUNT (E), L.P. By: Bain Capital Credit Managed Account Investors (E), L.P., its general partner By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL CREDIT MANAGED ACCOUNT (PSERS), L.P. By: Bain Capital Credit Managed Account Investors, LLC, its general partner By: Bain Capital Credit Member, LLC, its manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

BAIN CAPITAL CREDIT (AUSTRALIA) PTY LTD IN ITS CAPACITY AS TRUSTEE OF QCT By: Bain Capital Credit, LP, as Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

FUTURE FUND BOARD OF GUARDIANS By: Bain Capital Credit, LP, as Investment Manager

By:	/s/ Andrew S. Viens
Name: Andrew S. Viens
Title: Managing Director & Global Head of Operations

CLARENDON INVESTMENT PARTNERS II, LP By: BCES Management, LLC, its General Partner

By:	/s/ Colin Campbell
Name: Colin Campbell
Title: Managing Director and Authorized Signatory

BOYLSTON REAL ASSETS FUND, LP By: Boylston Investors, LLC, its General Partner

By:	/s/ Colin Campbell
Name: Colin Campbell
Title: Managing Director and Authorized Signatory

SCHEDULE A

Holders

1.	Adage Capital Partners, L.P.

2.	The following entities (collectively, the “Bain Entities”):

a.	Sankaty Credit Opportunities IV, L.P.

b.	Bain Capital Distressed and Special Situations 2013 (AIV I), L.P.

c.	Bain Capital Distressed and Special Situations 2013 (AIV II Master), L.P.

d.	Bain Capital Distressed and Special Situations 2013 (B), L.P.

e.	Bain Capital Distressed and Special Situations 2016 (A), L.P.

f.	Bain Capital Distressed and Special Situations 2016 (B Master), L.P.

g.	Bain Capital Distressed and Special Situations 2016 (F), L.P.

h.	Bain Capital High Income Partnership, L.P.

i.	Bain Capital Credit Managed Account (E), L.P.

j.	Bain Capital Credit Managed Account (PSERS), L.P.

k.	Bain Capital Credit (Australia) Pty Ltd

l.	Future Fund Board of Guardians

m.	Boylston Real Assets Fund, LP

n.	Clarendon Investment Partners II, LP

Schedule A to Registration Rights Agreement

SCHEDULE B

Major Holders

1.	Adage Capital Partners, L.P.

2.	Each of the Bain Entities

Schedule B to Registration Rights Agreement